Exhibit 10.2

DENDREON CORPORATION

CHANGE OF CONTROL EXECUTIVE SEVERANCE PLAN

SECTION 1. DEFINITIONS

Wherever used in this Plan, the following capitalized terms have the meanings set forth below.

1.1 Affiliate

“Affiliate” means the Company, any other corporation which is a member of a controlled group of corporations that includes the Company (as defined in Code Section 414(b)) and any other business under common control with the Company (as defined in Code Section 414(c)).

1.2 Base Salary

As further defined in this Section 1.2, “Base Salary” means the annual salary, including salary voluntarily deferred by the Eligible Employee, paid by the Employer to an Eligible Employee for performance of services.

(a) Exclusions

Base Salary excludes variable pay, such as bonuses and commissions, equity-based compensation, such as stock options, other supplemental pay, and all non-cash compensation, employee benefits and perquisites provided by the Company or an Affiliate.

(b) Determination Year

An Eligible Employee’s Base Salary is the highest annual salary to which the Eligible Employee is entitled at any time during the twelve-month period immediately preceding the Eligible Employee’s Termination Date.

1.3 Board

“Board” means the Board of Directors of the Company.

1.4 Change of Control

(a) Events

Except as provided in Section 1.4(b), “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of one or more of the following events:

(i)	Any Exchange Act Person becomes the Owner of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding securities other than by virtue of a merger, consolidation or similar transaction;

(ii)	Consummation of a merger, consolidation or similar transaction that directly or indirectly involves the Company (“transaction”), and the stockholders of the Company immediately before consummation of the transaction do not Own immediately after consummation of the transaction, either:

(A)	more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the Entity that survives the transaction; or

(B)	more than fifty percent (50%) of the combined voting power of the outstanding voting securities of an Entity that owns the surviving Entity;

(iii)	The stockholders of the Company approve, or the Board approves, a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company otherwise occurs;

(iv)	Consummation of a sale, lease or other disposition of all or substantially all of the consolidated assets of the Company (“disposition”) that requires approval of Company stockholders under Delaware corporate law; provided that this Section 1.4(a)(iv) excludes a disposition to an Entity with respect to which stockholders of the Company Own immediately after the disposition more than fifty percent (50%) of the combined voting power of the Entity’s outstanding voting securities in substantially the same proportions as their Ownership of the Company immediately before the disposition; or

(v)	The Board ceases to be composed of at least a majority of Incumbent Directors. “Incumbent Directors” are the members of the Board on the date the Plan is adopted by the Board and any subsequent Board member who was nominated or elected by a majority vote of the Incumbent Directors then in office.

(b) Exceptions

Notwithstanding Section 1.4(a), a “Change of Control” shall not have occurred (unless the Board determines otherwise) by reason of either of the following:

(i)	any corporate reorganization, merger, consolidation, transfer of assets, liquidating distribution or other transaction entered into solely by and between the Company and any Subsidiary (“transaction”), provided the transaction was approved by at least two-thirds (2/3) of the Incumbent Directors (as defined in Section 1.4(a)(v)) then in office and voting; or

(ii)	any of the transactions described in Section 1.4(a) occur pursuant to an Insolvency Proceeding. An “Insolvency Proceeding” means

(A)	The Company institutes or consents to the institution of any proceeding under any Debtor Relief Law, makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for the Company or for all or any material part of the Company’s property; or

(B)	Any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Company and the appointment continues undischarged or unstayed for 60 calendar days; or

(C)	Any proceeding under any Debtor Relief Law relating to the Company or to all or any material part of the Company’s property is instituted without the consent of the Company and continues undismissed or unstayed for 60 calendar days, or any order for relief is entered in any such proceeding.

1.5 Bonus

“ Bonus” means the maximum annual bonus under the Employer’s bonus plan or program that an Eligible Employee may be awarded for performance during any calendar year beginning or ending during the Severance Period, notwithstanding any requirement, condition or provision to the contrary under the bonus plan or program.

1.6 COBRA

“COBRA” means the health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (as reflected in Code Section 4980B and Part 6 of Subtitle B of Title of ERISA).

1.7 Code

“Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

1.8 Committee

“Committee” means the Compensation Committee of the Board or the Compensation Committee of the board of directors of a Successor and any individual or individuals (who are not Eligible Employees) appointed in writing by the Committee to perform any of the Committee’s duties under Section 3.1. If there is no Compensation Committee of the board of directors of a Successor, “Committee” means the board of directors (if any) of the Successor or any other committee or individual performing functions for the Successor that are analogous to the functions performed by the Compensation Committee of the Board at the time this Plan is adopted by the Company.

1.9 Company

“Company” means Dendreon Corporation, a Delaware corporation.

1.10 Debtor Relief Laws

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

1.11 Disability

“Disability” means that an Eligible Employee is entitled to long-term disability benefits under the Company’s or an Affiliate’s group disability insurance policy.

1.12 Eligible Employee

“Eligible Employee” means those executive management or highly compensated employees of the Company or an Affiliate selected by the Compensation Committee of the Board to be covered by the Plan. “Eligible Employees” as of the effective date of the Plan are identified on Appendix A attached to the Plan. The Committee shall amend Appendix A to reflect any changes in the group of “Eligible Employees.”

1.13 Employer

“Employer” means the Company or an Affiliate that employs an Eligible Employee.

1.14 Entity

“Entity” means a corporation, partnership, limited liability company or other business organization.

1.15 ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

1.16 Exchange Act

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.17 Exchange Act Person

“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include:

(a)	the Company or a Subsidiary;

(b)	any trustee or other fiduciary holding securities under a retirement plan intended to be qualified under Code Section 401(a) that is adopted by the Company or a Subsidiary; or

(c)	an underwriter temporarily holding securities pursuant to an offering of such securities.

1.18 Involuntary Termination Without Cause

“Involuntary Termination Without Cause” means an Eligible Employee’s Termination of Employment, other than Voluntary Termination and Termination For Cause.

1.19 Own

“Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity has or shares voting power with respect to securities, directly or indirectly through any contract, arrangement, understanding, relationship or otherwise. Voting power for purposes of this Section 1.19 includes the power to vote the securities or to direct the voting of the securities.

1.20 Plan

“Plan” means the Dendreon Corporation Change of Control Executive Severance Plan, as set forth in this document and amended from time to time.

1.21 Severance Period

“Severance Period” means the period beginning on the date a Change of Control occurs and ending twelve (12) months after the date of the Change of Control.

1.22 Subsidiary

“Subsidiary” means:

(a)	any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is Owned at the time by the Company;

(b)	any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%); and

(c)	any limited liability company in which the Company Owns fifty percent (50%) or more of the limited liability company interests, or of which the Company is the sole manager.

1.23 Successor

“Successor” means (a) any surviving Entity existing after, or resulting from, a Change of Control, and (b) any Entity that results from a merger, acquisition or consolidation involving the Company and that continues all or substantially all of the business formerly carried on by the Company.

1.24 Termination Date

“Termination Date” means the effective date of an Eligible Employee’s Involuntary Termination Without Cause or Termination For Good Reason.

1.25 Termination For Cause

“Termination For Cause” means Termination of Employment of an Eligible Employee, which the Committee determines in its sole discretion is due to one or more of the following reasons:

(a)	The Eligible Employee is convicted of the commission of a crime under state or federal criminal law, and the crime is a felony or a misdemeanor;

(b)	The Eligible Employee willfully failed or refused, after the Employer notified the Eligible Employee in writing of the failure or refusal, to substantially perform (for reason other than Disability) the lawful duties of the Eligible Employee’s position, including duties reasonably assigned by the Eligible Employee’s supervisor or the Board;

(c)	The Eligible Employee engaged in conduct which is materially injurious (monetarily or otherwise) to the Company or any Affiliate including, without limitation, misuse of the Company’s or an Affiliate’s funds or other tangible or intangible property;

(d)	The Eligible Employee materially breached his or her employment agreement with the Employer, if any; or

(e)	The Eligible Employee materially breached his or her noncompetition, nondisclosure and/or inventions agreement (if any) with the Employer.

1.26 Termination For Good Reason

“Termination For Good Reason” means an Eligible Employee’s Termination of Employment for reasons other than Termination For Cause, after any of the following events or conditions occurs without the Eligible Employee’s express consent:

(a)	The Board or Employer assigns to the Eligible Employee any duties or responsibilities that result in a significant diminution of the Eligible Employee’s position, duties, responsibilities or status with the Employer;

(b)	The Board or Employer changes the Eligible Employee’s supervisors, title or position as an officer, and the change causes a significant diminution in the Eligible Employee’s title, position as an officer or reporting responsibilities;

(c)	The Board or Employer reduces the Eligible Employee’s Base Salary by ten percent (10%) or more; or

(d)	The Board or Employer transfers or assigns the Eligible Employee to any location that is more than fifty (50) miles from the location of the Eligible Employee’s principal office. Required travel on the Employer’s business that is consistent with the business travel obligations of the Eligible Employee’s position is excluded from this Section 1.26(d).

1.27 Termination of Employment

“Termination of Employment” means an Eligible Employee’s employment by the Employer and all Affiliates ends for any reason other than death or Disability.

1.28 Voluntary Termination

“Voluntary Termination” means an Eligible Employee resigns or otherwise agrees to Termination of Employment for any reason other than Termination For Good Reason.

SECTION 2. SEVERANCE BENEFITS

2.1 General

Subject to the conditions and exceptions in Section 2.6, in the event of an Eligible Employee’s Involuntary Termination Without Cause or Termination For Good Reason during the Severance Period, the Eligible Employee is entitled to the severance benefits described in this Section 2.

2.2 Cash Benefits

An Eligible Employee who is entitled to benefits under the Plan will receive a single cash payment equal to the sum of the amounts described in (a) through (c), as follows:

(a) Salary Replacement

(i)	If the Eligible Employee is a Vice President on the Termination Date, one hundred percent (100%) of the Eligible Employee’s Base Salary;

(ii)	If the Eligible Employee is a Senior Vice President on the Termination Date, one hundred and fifty percent (150%) of the Eligible Employee’s Base Salary; or

(iii)	If the Eligible Employee is the Chief Executive Officer of the Company on the Termination Date, two hundred percent (200%) of the Eligible Employee’s Base Salary.

(b) Bonus Replacement

An amount equal to one hundred percent (100%) of the Eligible Employee’s Bonus.

(c) Outplacement and Reemployment Costs

The amount of $10,000 to reimburse the Eligible Employee for any outplacement assistance, moving expenses and any other reemployment costs.

2.3 Payment of Cash Benefits

(a) Timing

The lump sum payment under Section 2.2 will be made as soon as possible (but no more than ten (10) days) after the later of:

(i)	the Eligible Employee’s Termination Date; or

(ii)	satisfaction of the conditions in Section 2.6(a) with respect to a Release and Settlement Agreement and return of property.

(b) Recipient

The Employer or Successor will pay the cash payment under Section 2.2 to the Eligible Employee or to the Eligible Employee’s estate if the Eligible Employee is not alive at the time of payment.

2.4 Stock Option Vesting

Each option to purchase shares of the Company’s stock that is held by an Eligible Employee and that has not expired as of the Termination Date (the “option”) becomes vested in full as of the later of (a) the Eligible Employee’s Termination Date; or (b) satisfaction of the conditions in Section 2.6(a) with respect to a Release and Settlement Agreement and return of property. The terms of each such option shall be amended to reflect the vesting provisions set forth in this Section 2.4.

2.5 COBRA Premiums

The Employer or Successor will pay each monthly COBRA premium (including any administration charge) for COBRA coverage elected by the Eligible Employee and his or her qualified beneficiaries, within the meaning of Code Section 4980B. Notwithstanding the preceding sentence, payment of COBRA premiums is subject to the following conditions:

(a)	the Eligible Employee and qualified beneficiaries must be eligible for COBRA coverage as a result of the Eligible Employee’s Involuntary Termination Without Cause or Termination For Good Reason;

(b)	COBRA coverage is properly and timely elected; and

(c)	Premiums will be paid for the duration of COBRA coverage or eighteen (18) months, whichever is less.

2.6 Conditions and Exceptions

(a) Release and Full Settlement

As a condition to the receipt of any benefits under this Plan, an Eligible Employee must first deliver an executed Release and Settlement Agreement to the Committee, in the form and manner required by the Committee, and the Release and Settlement Agreement must be effective in accordance with its terms and applicable law. In addition, the Eligible Employee must return all Company, Affiliate and Successor tangible and intangible property within seven (7) days after the Termination Date, as a condition to receipt of any benefits under the Plan.

(b) Parachute Payments

(i)	Reduction of Benefits

Notwithstanding any other provision in the Plan, in the event that an Eligible Employee would receive a greater after-tax benefit from the Capped Benefit (as defined in Section 2.6(b)(ii)) than from the cash payments under Section 2.2, COBRA premiums under Section 2.5 and the monetary value of accelerated stock option vesting under Section 2.4 (collectively, the “Specified Benefits”), the Capped Benefit shall be paid to the Eligible Employee, instead of the Specified Benefits. For purposes of determining whether an Eligible Employee would receive a greater after-tax benefit from the Capped Benefit than from the Specified Benefits, any excise tax that would be imposed under Code Section 4999 and all federal, state and local taxes that would be required to be paid by the Eligible Employee if he or she received the Specified Benefits will be taken into account.

(ii)	Capped Benefit

The “Capped Benefit” equals the Specified Benefits, reduced by the minimum amount necessary to prevent any portion of the Specified Benefits from being a “parachute payment” as defined in Code Section 280G(b)(2). If it is determined that an Eligible Employee is to receive the Capped Benefit, the Eligible Employee may direct which of the Specified Benefits will be reduced to reach the Capped Benefit.

(iii)	Calculations and Determinations

The public accounting firm that prepared the Company’s most recent audit report before the Change of Control shall make all calculations and determinations under this Section 2.6(b) in good faith, and the Company or Successor will provide the Eligible Employee a written report of the public accounting firm’s calculations and determinations, including the assumptions used in arriving at such calculations and determinations and the manner and amount of any reduction in the Specified Benefits. For purposes of making the calculations and determinations under this Section 2.6(b), the public accounting firm may make reasonable assumptions and approximations concerning the application of Code Sections 280G and 4999, including that the Eligible Employee is subject to the highest marginal income tax rate applicable to individuals in the year in which the Specified Benefits are to be paid, unless the Eligible Employee advises the Company or Successor in writing that a lower income tax rate applies to the Eligible Employee. The Eligible Employee shall furnish to the public accounting firm any information and documents that the public accounting firm reasonably requests to assist in making calculations and determinations under this Section 2.6(b).

(iv)	Adjustment

The Eligible Employees recognize that there is some uncertainty under Code Sections 280G and 4999 regarding the correct method for determining the minimum amount necessary to prevent any portion of the Specified Benefits from being a parachute payment. Accordingly, after the Capped Benefit is paid, the amount of the Capped Benefit may be retroactively increased or decreased to the extent any subsequent Internal Revenue Service regulations, ruling or audit of the Eligible Employee, Company or Successor establish that the original calculation of the Capped Benefit was incorrect. In that case, amounts shall be paid or reimbursed between the Eligible Employee and the Company or Successor so that the Eligible Employee will have received the then present value of the correctly calculated Capped Benefit.

(c) WARN Act

Notwithstanding any other provision of this Plan, if the Committee determines that the Workers Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) applies to an Eligible Employee, the Eligible Employee will not be entitled to benefits under Section 2. Instead, the Eligible Employee will receive the greater of:

(i)	Benefits under Sections 2.2, 2.4 and 2.5; or

(ii)	Back pay and benefits required to be provided under the WARN Act.

(d) Other Severance Arrangements

Benefits under this Plan are not intended to enhance, increase or duplicate any other severance benefits, pay or other compensation provided or payable to an Eligible Employee under any employment agreement between the Eligible Employee and the Employer or under any other written or unwritten severance or similar plan, program, policy, or practice of the Employer (collectively, “Arrangement”). If an Eligible Employee receives benefits or compensation under another Arrangement, benefits under this Plan will be reduced accordingly, or if benefits are already paid to an Eligible Employee under this Plan, and the Eligible Employee is entitled to receive benefits under another Arrangement, Plan benefits will be treated as having been paid to satisfy the other Arrangement.

(e) No Duplication of Benefits

If an Eligible Employee receives benefits in accordance with this Plan, the Eligible Employee will not be entitled to receive any benefits under this Plan which are in any way duplicative of those previously received under this Plan.

(f) Tax Withholding

All payments of federal or state income, Social Security, or other payroll tax required with respect to benefits under the Plan shall be satisfied by withholding the required amount from the Plan benefit payment. Determinations by the Committee with respect to tax withholding are binding on the Eligible Employees.

2.7 Retirement Benefits

Any retirement benefits provided by the Company to an Eligible Employee under a retirement plan that is intended to qualify under Code Section 401(a), or that is a nonqualified deferred compensation plan subject to ERISA Section 201(2), 301(a)(3) and 401(a)(1) are subject to the terms of the applicable plan documents.

SECTION 3. ADMINISTRATION OF PLAN

3.1 Committee’s Powers and Duties

The principal duty of the Committee with respect to the Plan is to operate the Plan in accordance with the Plan’s terms for the exclusive benefit of the Eligible Employees. The Committee has sole and complete discretionary power to administer the Plan, except as otherwise provided in the Plan or required by applicable law. The Committee’s powers and duties include, but are not limited to:

(a)	interpret and apply the Plan terms;

(b)	determine eligibility for benefits under the Plan;

(c)	adopt and modify procedures for Plan administration;

(d)	retain attorneys, accountants, consultants and other qualified persons to perform services related to Plan administration; and

(e)	delegate by written appointment any of its duties and powers to one or more individuals who are not Eligible Employees.

3.2 Indemnity

The Company will indemnify each member of the Committee against costs (as described in this section) arising from the Committee member’s action or failure to act to the fullest extent permitted by applicable law and to the extent set forth in the Company’s Bylaws and any agreement between the Company and the Committee member. Costs include claims, losses, damages, expenses (including reasonable attorneys fees) and amounts paid in settlement, as long as the Company approves the settlement.

3.3 Summary Plan Description

The Committee will provide each Eligible Employee with a summary description of the Plan, or a copy of the Plan document in lieu of a summary plan description, within ninety (90) days after the Committee selects the Eligible Employee.

3.4 Compensation, Bond and Expenses

The members of the Committee shall not receive any compensation for their services performed in administering the Plan. To the extent required by applicable law, but not otherwise, Committee members will furnish bond or security for the performance of their duties. Any expenses properly incurred by the Committee incident to the administration of the Plan, including the cost of furnishing bond, will be paid by the Company.

3.5 Claims Procedure

(a) Claims for Severance

Typically, an Eligible Employee is not required to submit a claim as a condition of receipt of benefits under this Plan. However, the Eligible Employee, any other person or his or her authorized representative (the “claimant”) may apply for, claim, or request information about benefits under this Plan, by submitting a written request to the Committee.

(b) Notice of Determination

If the Committee wholly or partially denies the request, the Committee will notify the claimant in writing of the denial and the claimant’s right to request a review of the denial. The notice of denial will provide the following information, in a manner calculated to be understood by the claimant:

(i)	the specific reasons for denial of the claim;

(ii)	specific reference to the applicable Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim, along with an explanation of why the material or information is necessary;

(iv)	an explanation of the Plan’s appeal and review procedure and the time limits for appeal and review; and

(v)	a statement of the claimant’s right to bring a civil action under ERISA following an adverse determination on appeal.

The denial notice will be given to the claimant within ninety (90) days after the Committee receives the claim unless special circumstances require an extension of time for processing the claim. In no event will an extension exceed a period of ninety (90) days after the end of the initial 90-day period. If an extension is required, written notice of the extension will be furnished to the claimant before the end of the initial 90-day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render a decision. If a written denial notice is not given to the claimant within the period prescribed by this Section 3.5(b), the claim is deemed to have been denied for purposes of Section 3.5(c).

(c) Appeal of Adverse Determination

A claimant may appeal a claim denial by submitting to the Committee a written request for review of the denial. The request for review must be submitted within sixty (60) days after the claimant receives written notice of the denial. The claimant may submit written comments, documents, records and other information relating to the claim. The claimant may request reasonable access to, and copies (free of charge) of all documents, records, and other information relevant to the claimant’s claim. In making its decision, the Committee will take into account the Claimant’s submissions, without regard to whether such information was submitted or considered in the initial determination.

(d) Decision

The Committee will deliver to the claimant a written decision within a reasonable time, but no later than sixty (60) days after receipt of the claimant’s request for review. In special circumstances, the period may be extended up to an additional sixty (60) days. If an extension is required, written notice of the extension will be furnished to the claimant during the initial sixty (60) day period, and the extension notice will explain the special circumstances requiring an extension and the date the Committee expects to make a decision. If a written decision is not given to the claimant within the period prescribed in this Section 3.5(d), the decision is deemed to be adverse. If the decision is wholly or partially adverse, the Committee will notify the claimant in writing. The notice will provide the following information in a manner calculated to be understood by the claimant:

(i)	the specific reasons for the decision,

(ii)	specific references to the Plan provisions on which the decision is based,

(iii)	a statement that the claimant may receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits,

(iv)	a description of any voluntary appeals procedures and a statement of the claimant’s right to obtain information about these procedures, and

(v)	a statement of the claimant’s right to bring a civil action under ERISA.

(e) Rules and Procedures

The Committee shall establish additional administrative processes in accordance with this Section 3.5 and ERISA as they deem necessary or appropriate, including safeguards to insure and verify that decisions under this Section 3.5 are made in accordance with the Plan and are applied consistently to similarly-situated Eligible Employees. Additional administrative processes may include, but are not limited to, protocols, guidelines, periodic reviews and audits.

(f) Exhaustion of Administrative Remedies

No legal or equitable action for benefits under the Plan may be brought unless and until the claimant has satisfied all of the procedures in this Section 3.5.

SECTION 4. GENERAL PROVISIONS

4.1 Applicable Law

(a) ERISA Coverage

This Plan is subject to ERISA and it shall be interpreted, administered, and enforced in accordance with ERISA. This Plan is intended to be an employee welfare benefit plan within the meaning of Section 3(1) of ERISA and the Department of Labor regulations promulgated under ERISA Section 3(1). In the event any Eligible Employee’s total payments under the Plan exceed the equivalent of twice the Eligible Employee’s “annual compensation” (as such term is defined in 29 C.F.R. §2510.3-2(b)(2)) during the year immediately preceding his or her Termination of Employment, the Plan is intended to qualify for exemption from Parts 2, 3 and 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as a plan which is unfunded and which is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

(b) State Law

To the extent not preempted by ERISA, the Plan shall be governed, construed, and administered in accordance with Delaware General Corporation Law and the internal laws of the State of Washington without regard to conflicts-of-law principles.

4.2 Mitigation

An Eligible Employee is not required to mitigate benefits provided under Section 2 by seeking other employment, nor shall any benefits be reduced by any compensation, welfare or retirement benefits earned by, or provided to, the Eligible Employee as the result of employment by an employer other than the Company or an Affiliate.

4.3 Employment

Nothing contained in the Plan shall be deemed to give any Eligible Employee the right to be retained in the Employer’s service or to interfere with the Employer’s right to terminate the employment of the Eligible Employee at any time.

4.4 Non-Alienation

No rights, payments, or benefits under the Plan shall be subject to any manner of attachment, garnishment, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber any such right, payment, or benefit, whether presently or thereafter payable, shall be void.

4.5 Unfunded Plan

This Plan is completely unfunded and benefits are not secured by any specific asset of the Company or Affiliates. All benefits under the Plan will be paid from the Company’s or Affiliates’ general assets. No Eligible Employee has any rights to benefits under the Plan, except as a general, unsecured creditor of the Company and Affiliates.

4.6 Amendment and Termination

(a) Right to Amend or Terminate

(i)	Limited Amendment Authority

No Plan amendment, termination or partial termination (collectively “amendment”) will be effective if the amendment would materially affect any Eligible Employee’s benefits under Sections 2.2, 2.4 or 2.5. Whether an amendment has a materially adverse effect on benefits is determined as of the effective date of the amendment. Except as otherwise provided in this Section 4.6, the Company has the right to amend, terminate, or partially terminate this Plan at any time before the Severance Period begins.

(ii)	Severance Period

Any amendment or termination of the Plan during the Severance Period is null and void, unless each Eligible Employee approves the amendment in writing. Eligible Employees have no rights to benefits if the Plan is terminated.

(b) Procedures

No amendment or termination of the Plan will be effective unless it is in writing, duly adopted by the Board and signed by an authorized officer of the Company.

(c) Notice of Amendment or Termination

Notice of termination of the Plan or any amendment of the Plan that materially affects the rights or benefits of any Eligible Employee shall be given in writing to each affected Eligible Employee as soon as administratively feasible after the adoption of the amendment or termination, but in no event later than the date required under ERISA Section 102.

4.7 Unenforceability

The invalidity or unenforceability of any particular provision of this Plan shall not affect its other provisions, and this Plan shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

4.8 Successors

This Plan shall be binding upon the Company, any Affiliate and any Successor without regard to whether or not a Successor formally adopts or continues the Plan. Eligible Employees are intended third-party beneficiaries of this provision.

4.9 Expenses

All expenses which are necessary to establish, operate and administer the Plan shall be paid by the Company.

4.10 Captions

The captions and headings in this Plan are for convenience only and shall not in any way affect the meaning or interpretation of the Plan.

4.11 Appendices

Any Appendix to this Plan, as amended from time to time, is incorporated into, and made a part of, the terms and conditions of this Plan.

SECTION 5. PLAN INFORMATION

5.1 ERISA Rights

As an Eligible Employee under the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants are entitled to:

(a) Receive Information About The Plan and Benefits

Examine, without charge, at the Plan administrator’s office, all documents governing the Plan.

Obtain, upon written request to the Plan administrator, copies of documents governing the operation of the Plan, including an updated summary plan description. The administrator may make a reasonable charge for the copies.

(b) Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of an employee benefit plan. The people who operate this Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and your interest and the interest of other Eligible Employees. No one, including the Employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

(c) Enforce Your Rights

As prescribed in Section 3.5 Claims Procedures, if your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents and do not receive them with thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. No legal or equitable action for benefits under the Severance Plan may be brought unless and until the claimant has satisfied the procedures set forth in Section 3.5 Claims Procedures. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d) Assistance with Your Questions

If you have any questions about the Plan, you should contact the Plan administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan administrator, you should contact the nearest office of the U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1.866.444.EBSA (3272).

5.2 ERISA Disclosure Information

(a) Plan Sponsor

The Plan sponsor is:

Dendreon Corporation

3005 First Avenue

Seattle, WA 98121

Employer Identification Number (EIN): 22-3203193

(b) Named Fiduciary and Plan Administrator

The Named Fiduciary and Plan Administrator of the Plan is:

The Compensation Committee of the

Board of Directors of Dendreon Corporation

3005 First Avenue

Seattle, WA 98121

(206) 256-4545

(c) Plan Year

The Plan Year is the calendar year, and the Plan records are kept on a calendar year.

(d) Plan Number

The Plan number is 003.

(e) Agent

Legal process may be served on:

General Counsel

Dendreon Corporation

3005 First Avenue

Seattle, WA 98121

Pursuant to resolution of the Board, this Plan is adopted and executed on behalf of the Company, effective June 16, 2004.

DENDREON CORPORATION

Date: August 2, 2004	By:	/s/ Mitchell H. Gold, M.D.
Mitchell H. Gold, M.D. President and CEO

APPENDIX A

TO THE

DENDREON CORPORATION

CHANGE OF CONTROL EXECUTIVE SEVERANCE PLAN

On the dates listed below, the Committee determined that the following executive management or highly-compensated employees are “Eligible Employees” within the meaning of Section 1.11 of the Plan:

Eligible Employee	By Resolution Dated
Mitchell H. Gold, M.D.	June 16, 2004
David L. Urdal, Ph.D.	June 16, 2004
Robert Hershberg, M.D., Ph.D.	June 16, 2004
Grant E. Pickering, M.B.A.	June 16, 2004
Martin A. Simonetti, M.S., M.B.A.	June 16, 2004
Deborah A. Elvins	June 16, 2004
Reiner Laus, M.D.	June 16, 2004
Israel Rios, M.D.	June 16, 2004
Andrew R. Scherer	June 16, 2004
Elizabeth C. Smith	June 16, 2004
Linda Staley	June 16, 2004